Iomed, Inc.




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                                                                    NEWS RELEASE
IOMED, Inc.
3385 West 1820 South
Salt Lake City, UT 84104
Phone (801) 975-1191
FAX: (801) 972-9072
Contact:
Ned M. Weinshenker, Ph.D.
President and CEO
nmw@iomed.com
Tel.: 801.975.1191


   IOMED, Inc.  Announces the  Discontinuance of its Collaboration with Novartis
    Effective December 31, 1998 and Subsequent Reversion of Rights to IOMED.

         SALT LAKE CITY, July 2, 1998. IOMED, Inc. announced today that Novartis Pharmaceuticals Corporation will not renew its collaborative research and development agreement with the Company beyond its scheduled December 31, 1998 expiration date. The R&D collaboration was entered into in 1995 between Ciba-Geigy Corporation, a predecessor to Novartis, and Dermion, Inc., a wholly-owned subsidiary of IOMED. The recent focus of the collaboration has been the development of an iontophoretic delivery system to deliver a drug to treat osteoporosis.

         Ned M. Weinshenker, Ph.D. president and CEO of IOMED stated "The news is disappointing given the level of success that the program has achieved. We have had an exceptional working relationship with the development group at Novartis and, to date, have met all of the essential development objectives. In addition, IOMED believes that it has established the technical and manufacturing feasibility of a wearable iontophoretic drug delivery system for the systemic treatment of chronic medical conditions". Mr. Weinshenker noted that Novartis has indicated that it has elected to focus its development efforts on an alternative drug delivery system which was under evaluation at Sandoz Corporation prior to its merger with Ciba-Geigy.

         In addition, Mr. Weinshenker stated "following the expiration of the agreement, Novartis' rights to exclusivity in those fields covered by the agreement will terminate and IOMED will be free to apply the technologies developed for Novartis to any available drug candidates either independently or on behalf of other parties. Such application of the technology may shorten our future product development cycles". Mr. Weinshenker also noted that Novartis remains a shareholder in IOMED.

         IOMED, Inc., (AMEX;IOX) (www.iomed.com) is a leader in the research, development and manufacture of iontophoretic drug delivery systems which are marketed to health care providers worldwide. Advanced research for local and systemic delivery of ionic pharmaceutical compounds to treat various medical conditions is conducted by its wholly owned subsidiary, Dermion, Inc. IOMED is based in Salt Lake City, Utah.

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The  statements  contained in this release  that are not purely  historical  are forward-looking statements, as defined in section 21E of the Securities and Exchange Act of 1934, and include IOMED's beliefs, expectations, or intentions, regarding its future operations and financial condition. All forward-looking statements included in this release are made as of the date hereof and are based upon information available to IOMED as of such date. IOMED assumes no obligation to update any forward looking statement. It is important to note that actual outcomes could differ materially from those in such forward looking statements. Readers should also refer to the risk and other disclosures set forth in IOMED's filings with the Securities and Exchange Commission on Forms S-1 and 10-Q.

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